EXHIBIT 99

Belmond Names Philippe Cassis as Chief Operating Officer
Hamilton, Bermuda, August 3, 2015: Belmond Ltd., a global collection of 46 hotel, rail and river cruise experiences in some of the world’s most inspiring destinations, today announced the appointment of Philippe Cassis as Executive Vice President, Chief Operating Officer. Cassis most recently served as Chief Executive Officer at Sun Resorts Ltd., where he oversaw the successful growth of the company’s portfolio of luxury destination resorts.
“We are delighted to welcome Philippe, an experienced business leader with strong organizational, strategic and business development skills,” said John M. Scott, President and Chief Executive Officer. “Philippe has a proven 30-year track record in the luxury travel industry. He will add deep operational strength to our senior management team and will be invaluable to our near-term business execution and future growth.”
Prior to his role at Sun Resorts Ltd., Cassis spent 28 years with Starwood Hotels & Resorts, where he held various executive positions including Senior Vice President, Operations South America and Global Initiatives Latin America, a position in which he managed a portfolio of 37 properties across Columbia, Peru, Chile, Argentina and Brazil. Prior to that role, as Senior Vice President, Regional Director Spain and Portugal, Cassis oversaw and helped grow an important region with 16 properties, including six openings and six hotels under development. As Senior Vice President, Regional Director Middle East and Africa, Cassis oversaw 52 hotels in 26 countries.
Cassis joins Belmond at an important time of growth as it prepares for the launch of Belmond Grand Hibernian, the new sister to Belmond Royal Scotsman and the first luxury touring train in Ireland, and the opening of Belmond’s first London property, Belmond Cadogan Hotel in Knightsbridge, following its complete restoration and reconceptualization. Cassis will be based at Belmond’s head office in London.

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For further information, please contact Ralph Aruzza, Executive Vice President, Chief Sales and Marketing Officer (ralph.aruzza@belmond.com).

About Belmond:
Belmond is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, the Company owns and operates 46 unique and distinctive hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains including the Venice Simplon-Orient-Express, three river cruises and ‘21’, one of New York’s most storied restaurants. belmond.com